EXHIBIT 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

I consent to the incorporation by reference in this Registration Statement on Form S-8 of the report of Arrowhead Research Corporation of my report dated December 23, 2003, which is incorporated by reference in the Annual Report on Form 10-KSB of Arrowhead Research Corporation for the year ended September 30, 2004.

/s/ Kevin Breard, CPA

KEVIN BREARD, CPA, AN ACCOUNTANCY CORPORATION

Northridge, California

April 11, 2005